Exhibit 10.3

RETAINED PROPERTY DEVELOPMENT AGREEMENT

This Retained Property Development Agreement (“Agreement”) is entered into as of November 10, 2015, and is between LIMONEIRA COMPANY, a Delaware corporation (“LIMCO”), and LIMONEIRA LEWIS COMMUNITY BUILDERS, LLC, a Delaware limited liability company (“Company”).

RECITALS

LIMCO and Lewis Santa Paula Member, LLC, a Delaware limited liability company (“Lewis”), are parties to a Contribution Agreement dated as of September 4, 2015 (as it may be amended, the “Contribution Agreement”), pursuant to which LIMCO will contribute to Company the property described in Exhibit A (the “Project Real Property”) which will be developed by the Company into a master-planned residential community (the “Project”) in accordance with the EA1 Specific Plan, inclusive of all amendments thereto, and all of the other Entitlements for the Project. Capitalized terms used but not defined in this Agreement will have the meanings given to those terms in that certain Amended and Restated Limited Liability Company Agreement of the Company (the “Company LLC Agreement”) between Limoneira EA1 Land, LLC (“Limoneira”) and Lewis, including Schedule 6.2 of the Company LLC Agreement.

As a condition to contributing the East Area 1 Property, LIMCO is requiring that Company (a) arrange for the Project Real Property to be subdivided to make the parcel depicted on Exhibit B (the “Retained Property”) a legal parcel, (b) transfer the Retained Property back to LIMCO or its designee, and (c) arrange for the design and construction of certain improvements to the Retained Property as part of Company’s improvement and development of the Project, subject to certain reimbursements by LIMCO of (i) the Retained Property’s fair share of the overall cost of the Project’s backbone improvements and certain other overall Project costs as set forth in this Agreement, and (ii) the fair share of certain of the overall cost of the Project’s water and sewer backbone improvements and certain other overall Project costs as set forth in this Agreement allocated to that other parcel depicted on Exhibit B-1 owned by LIMCO and referred to herein as the “EA2 Property”. Company is willing to undertake these obligations, subject to the terms and conditions of this Agreement.

LIMCO and Company wish to define their mutual rights and obligations with respect to the arrangements in the immediately preceding paragraph and other associated arrangements provided in this Agreement.

The Parties consequently agree as follows:

Article 1

DEFINITIONS

1.1  Certain Definitions. For purposes of this Agreement, the following definitions apply.

“Additional Permitted Exceptions” is defined in Section 2.3.2.

“Business Day” has the meaning given to this term in the Contribution Agreement.

“Closing Date” has the meaning given to this term in the Contribution Agreement.

“Consultant” means each engineer, architect, or other consultant Company engages directly to design, engineering, or similar services for any portion of the Superpad Project.

“Contractor” means each contractor Company engages directly to perform any portion of the Superpad Work.

1

“Cure Period” means, with respect to a Defaulting Party, a period of 30 calendar days after the Defaulting Party receives written notice of its default from the Non-Defaulting Party, except if the breach can be cured but cannot reasonably be cured within such 30 day period, then the period will continue, if the Defaulting Party commences to cure the breach within such 30 day period, for so long as the Defaulting Party diligently prosecutes the cure to completion, up to 60 calendar days.

“Defaulting Party” is defined in Section 4.1.

“EA2 Reimbursement” means the payment required by LIMCO to Company in accordance with Section 3.4 below.

“Environmental Laws” has the meaning given to this term in the Contribution Agreement.

“Force Majeure” means causes beyond the reasonable control of the Party claiming the benefit of the Force Majeure (and in the case of Company, beyond the reasonable control of its Manager, Manager Affiliate, Consultants and Contractors), including war or national defense preemptions, national emergency, acts of terrorism, riot or civil commotion, fire or casualty, acts of God, unforeseeable changes in Applicable Laws, and unusual delays or unreasonable refusals by governmental entities in issuing permits or approvals required by Applicable Laws. Force Majeure does not include financial difficulties of the Party claiming the benefit of Force Majeure excepting any failure by Limoneira to make all of its required Capital Contributions or Member Loans under the Company LLC Agreement which shall be a Force Majeure event.

“Government Agreements” has the meaning given to this term in the Contribution Agreement.

“Lewis” is defined in the Recitals to this Agreement.

“Lien” means any mechanics’ or materialmen’s lien, or stop payment notice, and all other liens, legal or equitable.

“Non-Defaulting Party” is defined in Section 4.1.

“Party” means LIMCO and/or Company, as the context may dictate.

“Superpad Plans” means all Plans that include any portion of the Superpad Project and which may include portions of the Project in addition to the Superpad Project.

“Person” (and “person”) means any natural person and any type of public or private entity.

“Pre-Closing Agreements” has the meaning given to this term in the Contribution Agreement.

“Property” means the Project Real Property.

“Reconveyance” is defined in Section 2.2.1.

“Reconveyance Closing Date” is defined in Section 2.3.

“Reconveyance Escrow Instructions” is defined in Section 2.3.1.

“Retained Property Reimbursement” means the payment required by LIMCO to Company in accordance with Section 3.4 below.

“Retained Property Deed” is defined in Section 2.3.1.

“Subdivision Map” means the Conveyance Map as defined in the Contribution Agreement.

“Superpad Agreement” means each agreement between Company and a Consultant or Contractor that includes services or work for the Superpad Project, as it may be amended from time to time. The Superpad Agreements may include services and work for the Property in addition to the Retained Property.

2

“Superpad Improvements” means the improvements required in order to satisfy the requirements of Exhibit E.

“Superpad Project” means the development of the Superpad Plans and the performance of the Superpad Work as contemplated in this Agreement. This term includes both the process of carrying out this project, as well as the materials, equipment, and other work-products that constitute the end-product, whether any of the foregoing are completed or partially completed.

“Superpad Work” means all the physical construction of the Superpad Improvements performed on or about the Retained Property by or on behalf of any Contractor in connection with the work contemplated in the Superpad Plans, and any materials and equipment supplied or installed at the Retained Property by or on behalf of any Contractor in connection with such work.

“Title Company” has the meaning given to this term in the Contribution Agreement.

Article 2
SUBDIVISION AND RECONVEYANCE OF RETAINED PROPERTY

2.1  Subdivision. Company shall use its commercially reasonable efforts to prepare the Subdivision Map in accordance with Section 3.3 of the Contribution Agreement and the Approved Business Plan. The Parties shall cooperate to include in the Subdivision Map any easements requested pursuant to Section 5.1. After obtaining LIMCO’s approval over the Subdivision Map insofar as it pertains to the Retained Property, such approval not to be unreasonably withheld, Company shall use its commercially reasonable efforts to cause the Subdivision Map to be approved by relevant governmental authorities and recorded in accordance with Applicable Laws, Section 3.3 of the Contribution Agreement and the Approved Business Plan (the accomplishment of the requirements in this sentence, the “Subdivision”). Company shall use its commercially reasonable efforts to record the Subdivision Map within 12 months after the Closing Date (subject to extensions due to Force Majeure as provided in Section 5.5.2). Company is responsible for paying all costs associated with the Subdivision Map subject to the Retained Property Reimbursement.

2.2  Arrangements Pending Transfer of Retained Property.

2.2.1 Holding of Retained Property. Pending the reconveyance of the Retained Property to LIMCO or its designee (the “Reconveyance”), Company shall hold the Retained Property in trust for the benefit of LIMCO, and at all times subject to (a) the obligation hereunder to reconvey the Retained Property to LIMCO or its designee free and clear of any and all encumbrances Company may have placed on the Retained Property, including any liens of any deeds of trust, other than Additional Permitted Exceptions, and (b) the restrictions on Company’s use and enjoyment of the Retained Property, as described in this Section 2.2. Without limitation, Company shall not obtain any Project Loan (as defined in the Company LLC Agreement) before the Reconveyance.

2.2.2 LIMCO’s Rights to Retained Property. Until the Reconveyance, LIMCO retains the exclusive rights to use and occupy the Retained Property, and Company has no rights to any income generated by the Retained Property or to develop, improve (except as otherwise contemplated by this Agreement or the Company LLC Agreement), sell, assign, lease or transfer (other than to LIMCO as required herein), encumber or pledge all or any portion of the Retained Property at any time. LIMCO acknowledges that it will have sole and exclusive possession of the Property under the Lease Agreement and of the Retained Property so Company shall have no liability or responsibility for any damage to or change in the physical condition of the Retained Property prior to the Reconveyance and LIMCO shall take all actions it deems necessary to secure the Retained Property until the Reconveyance at its sole cost and expense.

3

2.2.3 Costs Relating to Retained Property Before Reconveyance. Until the Retained Property is reconveyed to LIMCO or its designee, LIMCO is responsible for all real estate taxes, personal property taxes and assessments that may be levied or assessed against the Retained Property, and for costs for insurance and maintenance and repairs of the Retained Property (to the extent such maintenance and repair is not required as a result of any acts or omissions of Company in breach of this Agreement). In cases where Company pays these costs initially, LIMCO shall reimburse Company for these costs as provided in Section 3.4.1.

2.3  Reconveyance of Retained Property to LIMCO. Concurrent with or immediately preceding the Subdivision, Company shall reconvey bare legal title to the Retained Property to LIMCO or its designee without any payment or other consideration on the terms set forth herein (such reconveyance, the “Reconveyance”, and the date on which the Reconveyance is effected, the “Reconveyance Closing Date”).

2.3.1 Reconveyance Escrow. The reconveyance will be accomplished pursuant to escrow instructions among Company, LIMCO and Title Company substantially in the form attached as Exhibit C (the “Reconveyance Escrow Instructions”), which Company and LIMCO shall execute and deliver concurrently herewith. Company and LIMCO or its designee shall execute such additional and supplementary escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement, except that in the event of a conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement will control. Within three (3) Business Days after recordation of the Subdivision Map Company shall execute and deliver to Title Company pursuant to the Reconveyance Escrow Instructions, a grant deed in the form attached as Exhibit D (the “Retained Property Deed”).

2.3.2 Condition of Title to the Retained Property on Reconveyance. Except for the Superpad Project and agreements entered into in connection therewith or in connection with the Subdivision or the Project or the Entitlements, Company shall reconvey the Retained Property to LIMCO or its designee with title in the same condition as set forth on that certain Title Report attached hereto as Exhibit F, subject only to the following additional title exceptions (collectively, “Additional Permitted Exceptions”): (i) non-monetary covenants, conditions, restrictions, easements, reservations, rights and rights of way of record placed on the Retained Property as a result of the Subdivision or the Project (as approved by the Executive Committee of the Company); (ii) non-delinquent general, special and supplemental real property taxes and assessments; and (iii) title exceptions created by or through any act or omission, or with the written consent, of LIMCO or its Affiliates (including Limoneira) or agents (other than Company). Company shall remove (a) all Liens, if any, attributable to the acts of Company, Lewis or its Affiliates, Manager or any Manager Affiliate (other than Liens attributable to any acts of Limoneira or its Affiliates including the failure of Limoneira to make any of its Capital Contributions required under the Company LLC Agreement) and (b) any other title exceptions, other than any Additional Permitted Exceptions, which would have a material adverse effect on the value or anticipated use of the Retained Property or obtain from Title Company an endorsement to the Title Policy at the Reconveyance Date affirmatively insuring against such Liens and other title exceptions in a form reasonably acceptable to LIMCO at Company’s sole expense prior to the Reconveyance.

EXCEPT AS SET FORTH IN THE CONTRIBUTION AGREEMENT OR IN THE RETAINED PROPERTY DEED, THE TRANSFER OF THE RETAINED PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS. COMPANY HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS TO THE AREA OF THE LAND.

4

2.3.3       Closing Costs. LIMCO shall pay (a) any escrow charges and other escrow-related costs in connection with the Reconveyance, (b) title insurance costs for the Retained Property Title Policy (as defined below), (c) state, county and city transfer taxes payable in connection with the Reconveyance, and (d) property taxes applicable to the Retained Property, to the extent they have been paid by Company and not previously reimbursed pursuant to Section 3.4.1.

2.3.4       Title Policy. LIMCO or its designee will be entitled to receive, at its sole cost and expense, an owner’s policy of title insurance substantially in the form issued to the Company for the Property on the Closing Date but insuring just the Retained Property modified to include the Additional Permitted Exceptions, in an amount equal to the fair market value of the Retained Property as determined by LIMCO (the “Retained Property Title Policy”), except that delivery of the Retained Property Title Policy will not be a condition to Company’s obligation to reconvey the Retained Property to LIMCO or its designee as provided herein.

Article 3
DEVELOPMENT OF RETAINED PROPERTY

3.1             Consultants and Contractors.

3.1.1       Superpad Agreements. Company shall engage Consultants and Contractors to design and develop the Project, including the Superpad Project, in accordance with the Company Agreement, the Approved Business Plan and the Approved Budget. Such engagement shall be direct, in Company’s individual capacity, and not as LIMCO’s agent. In engaging such Consultants and Contractors, Company shall comply with the requirements of the Company LLC Agreement with respect to “Approved Contracts” as defined in Schedule 6.2 of the Company LLC Agreement. Additionally, Company shall in each Superpad Agreement require the Consultant or Contractor to, and require its subconsultants or subcontractors to, (a) include LIMCO as an additional insured with respect to such party’s general liability insurance policies, on a primary and non-contributing basis, (b) include LIMCO as an indemnitee in any indemnity provisions in the agreement, (c) include LIMCO as a party to any warranties under the Superpad Agreement and otherwise permit Company to assign the correction and warranty obligations of Contractor and its subcontractors with respect to the Superpad Work to LIMCO on a non-exclusive basis, and (d) designate LIMCO as a third-party beneficiary of the Superpad Agreement, insofar as the Superpad Agreement pertains to the Superpad Project.

3.1.2       Compliance with Applicable Laws. Company shall comply, and shall require its Consultants and Contractors and their subconsultants and subcontractors to comply, with Applicable Laws in connection with the Superpad Plans and Superpad Work.

3.2             Arrangements Regarding Superpad Plans.

3.2.1       Development of Superpad Plans. Company shall require Consultants to prepare the Superpad Plans, proceeding through schematic design, design development, and construction documents phases. Company shall upon request permit LIMCO to review the Superpad Plans for the rough grading work on the Retained Property (the “Superpad Grading Plans”) as they are developed, and shall obtain LIMCO’s consent to its proposed final version of the Superpad Grading Plans before submitting them to governmental entities for a grading permit, which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed given if written notice of disapproval is not delivered to Company stating the changes to the Superpad Grading Plans required for LIMCO’s consent within ten (10) business days after its receipt of the Superpad Grading Plans.

5

3.2.2       Revisions to Superpad Plans. Once the final Superpad Plans are approved by the City, Company shall not make, or permit Consultants or Contractors to make, any revision to the Superpad Plans that will cause the Superpad Work to deviate in any material manner from any specifications or requirements in Exhibit E (including arrangements agreed by LIMCO pursuant to Exhibit E) without LIMCO’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed given if written notice of disapproval is not delivered to Company stating the changes to the Superpad Plans required for LIMCO’s consent within ten (10) business days after its receipt.

3.3             Superpad Construction.

3.3.1       License to Enter Retained Property. LIMCO grants to Company and its Consultants and Contractors a license to enter onto the Retained Property, and alter the Retained Property, for purposes of performing the Superpad Work. Company shall not alter the Retained Property except as contemplated in this Agreement.

3.3.2       Permits. Company shall arrange for and obtain at the appropriate time any permits, licenses, or approvals necessary for proper execution and completion of the Superpad Work in accordance with Applicable Laws and this Agreement, and (c) any tests, inspections, and approvals of portions of the Superpad Project required under Applicable Laws. Company shall also send any notices required under Applicable Laws in connection with the Superpad Project.

3.3.3       Performance of Superpad Work. Company shall require its Contractors to perform the Superpad Work in accordance with the Superpad Plans as they may be revised from time to time in accordance with this Agreement, and to complete all of the Superpad Work no later than completion of Phase 1B of the Project as described in the Approved Business Plan, provided Company shall cooperate, with LIMCO, at no additional material cost or expense to Company, to complete certain of that work with Phase 1A of the Project in accordance with Exhibit E (subject to extensions due to Force Majeure as provided in Section 5.5.2). The timing of the commencement of construction of Phase 1B will be determined by the Company in its sole discretion.

3.3.4       Safety of Superpad Work. Company shall require its Contractors to be responsible for and have control over (a) means, methods, techniques, and procedures for the Superpad Work and (b) initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Superpad Work. Company shall require that its Contractors maintain a safe worksite, take all necessary precautions for the safety and security of persons or property, and provide protection to prevent damage, injury, or loss to persons or property, including employees performing the Superpad Work, other persons that may encounter or be affected by the Superpad Work, the Superpad Work itself, and any other personal or real property that may be affected by the Superpad Work. Company shall promptly cause the Contractors, at their expense, to repair and otherwise remedy any damage to the Retained Property arising out of the Superpad Work.

3.3.5       Hazardous Materials. Company shall require its Contractors to be responsible for the proper delivery, handling, application, storage, removal, and disposal, in compliance with Applicable Laws, of all materials and substances brought to the Retained Property by such Contractors or subcontractors or otherwise used or consumed in the performance of the Superpad Work. If any Contractor encounters any pre-existing hazardous materials at the Retained Property, Company shall promptly notify LIMCO and shall not permit its Contractors to disturb the hazardous materials unless otherwise directed by LIMCO.

6

3.3.6       Warranty. Company shall, concurrent with the payment of the Retained Property Reimbursement and EA1 reimbursement, assign to LIMCO on a non-exclusive basis, all warranties, correction obligations and indemnities provided under the Superpad Agreements.

3.3.7       Correction of Defective Superpad Work Before Completion. During the period before completion of the Superpad Work, Company shall require its Contractors to replace, repair, or otherwise correct any Superpad Work that does not conform with Applicable Laws or the Superpad Plans, or is otherwise defective.

3.3.8       Correction of Defective Superpad Work After Completion. During the one-year period after completion of the Superpad Work, and during any longer correction period that may be required under a Superpad Agreement, Company shall cause the applicable Contractor(s),at their own expense, to replace, repair, or otherwise correct any Superpad Work that is discovered within this period to be defective or nonconforming. Nothing in this Section is to be construed to establish a period of limitation with respect to any other obligations Company has under this Agreement. If defects or nonconformities appear after any applicable correction period, Company shall (without modifying Company’s other obligations under this Agreement) reasonably cooperate with LIMCO to enable LIMCO to exercise whatever rights Company may have against Consultants or Contractors under Superpad Agreements with respect to such defects or nonconformities.

3.4             Cost Reimbursements.

3.4.1       Costs for Retained Property Before Reconveyance. LIMCO shall reimburse Company for costs Company pays that are LIMCO’s responsibility under Section 2.2.3, and for other reasonable third party out of pocket expenses reasonably incurred by Company that are directly related to the maintenance and repairs of the Retained Property with respect to the period when Company holds legal title to the Retained Property.

3.4.2       Closing Costs. LIMCO shall reimburse Company for costs Company pays that are LIMCO’s responsibility under Section 2.3.3.

3.4.3       Retained Property Reimbursement/EA2 Reimbursement. LIMCO shall reimburse Company for that amount equal to its fair share percentage of those Project costs set forth in Exhibit G attached hereto which the parties have agreed all benefit the Retained Property which shall be calculated upon completion of the Superpad Improvements in the manner set forth in Exhibit G (the “Retained Property Reimbursement”). LIMCO shall also reimburse Company for that amount equal to its fair share percentage of those Project costs set forth in Exhibit H attached hereto which the parties have agreed all benefit the EA2 Property calculated upon completion of the Improvements identified in Exhibit H in the manner set forth in Exhibit H (the “EA2 Property Reimbursement”). All costs used in the foregoing calculations shall be actual costs paid to the Contractors for any completed work, or the amount in any Approved Contracts for any work under contract but not yet completed, or the estimate for the cost of any work in the Approved Budget not yet under contract. “Completion” as used herein means final inspection and acceptance by the City for LIMCO to construct and occupy buildings on the Retained Property and certified as complete by the Company’s civil engineer.

3.4.4       Payment Arrangements. Reimbursements by LIMCO of amounts due under this Section 3.4 will be paid within 45 days after receiving invoices from Company. If LIMCO reasonably disputes that an amount requested for payment by Company is properly payable, LIMCO may withhold that amount pending resolution of the dispute. Except as provided in this Section 3.4 or otherwise specifically provided in this Agreement, Company shall pay all costs associated with its obligations under this Agreement.

7

3.4.5       Books and Records. Company shall provide LIMCO and its representatives with reasonable access to books and records regarding its billings under this Agreement and regarding the Superpad Project during the term of this Agreement and for three years thereafter.

Article 4
DEFAULT AND TERMINATION

4.1             Events of Default. The occurrence of any of the following events (each, an “Event of Default”) will constitute an event of default and the Party so defaulting (the “Defaulting Party”) will thereafter be deemed to be in default without any further action whatsoever on the part of the other Party (the “Non-Defaulting Party”) other than with respect to any notice specifically required by this Agreement:

(a)	Bad Conduct by such Party or its Affiliate in connection with the Retained Property, the Superpad Project, or this Agreement;
(b)	The occurrence of a Voluntary Bankruptcy Event or Involuntary Bankruptcy Event, as each such term is defined in the Company LLC Agreement, with respect to the Defaulting Party; or
(c)	The occurrence of any of the following events, except if the event is reasonably susceptible of cure, then the event will not constitute an Event of Default unless and until such occurrence is not cured within a Cure Period after notice of such default is given by the other Party:

(i)	If any material representation, warranty, or other statement of fact made by that Party contained in this Agreement is materially misleading in any material respect;
(ii)	A Party fails to perform any other material obligation or act required of that Party by the provisions of this Agreement;
(iii)	Any transfer by a Party in violation of Section 5.9.1; or
(iv)	Any other material breach by a Party of this Agreement.

4.2             Remedies. With respect to each Event of Default, the Non-Defaulting Party will have all rights and remedies set forth in this Agreement and all available remedies at law and in equity. Notwithstanding any termination of this Agreement, Company’s obligation to effect the Subdivision under Section 2.1 and reconvey the Retained Property to LIMCO or its designee under Section 2.3 will not terminate and will continue until these obligations are satisfied, subject to LIMCO’s rights to require specific performance of these obligations if an Event of Default by Company includes Company’s failure to perform these obligations.

Article 5
GENERAL PROVISIONS

5.1             MUTUAL ACCESS RIGHTS. LIMCO acknowledges that Company may need licenses or easements with respect to portions of the Retained Property in order to develop and use the Project (as defined in the Company LLC Agreement) as intended, and Company acknowledges that LIMCO may need licenses or easements with respect to portions of the Property in order to develop and use the Retained Property for its intended purpose after the completion of the Superpad Project. Each Party shall cooperate to grant such access and construction rights and easements, grading and slope easements, drainage rights, and other reasonable rights as may be reasonably requested by the other Party from time to time to effect the purposes described in this Section, as long as the requested rights do not unreasonably burden the Party granting the rights. This Section will survive the completion of the Superpad Project, until completion of the Project.

8

5.2             Indemnification.

5.2.1       Indemnification by Company. To the fullest extent permitted by Applicable Laws, Company shall indemnify and defend LIMCO and its managers, officers, directors, employees, and agents from and against all claims, demands, damages, losses, liabilities, Liens, and expenses, including reasonable attorneys’ fees and dispute-related costs (collectively, “Claims”), to the extent arising out of or relating to (a) the negligent acts or omissions of Company or Manager or any Manager Affiliate (collectively, “Company Parties”), in connection with the Retained Property or the Superpad Project, (b) any breach by Company of a requirement of this Agreement, (c) any Bad Conduct of Company or Lewis Manager or any of its Affiliates in connection with any matter related to this Agreement, or (d) any breach or violation of a Government Agreement, Project Entitlement, or Pre-Closing Agreement by Company. Notwithstanding the foregoing, Company is not obligated to defend or indemnify LIMCO to the extent the Claim arises out of the negligence or Bad Conduct of any LIMCO Parties. Company’s obligations under this Section will survive any termination of this Agreement.

5.2.2       Indemnification by LIMCO. To the fullest extent permitted by Applicable Laws, LIMCO shall indemnify and defend Company from and against all Claims to the extent arising out of or relating to (a) the negligent acts or omissions of LIMCO, Limoneira or any of their Affiliates (collectively, “LIMCO Parties”), in connection with the Retained Property or the Superpad Project, (b) any breach by LIMCO of a requirement under this Agreement, (c) any Bad Conduct of any LIMCO Parties in connection with any matter related to this Agreement, (c) Company’s holding of legal title to the Retained Property prior to the Reconveyance, except to the extent caused by any negligent acts or omissions of any Company Parties or (d) any breach or violation of a Government Agreement, Project Entitlement, or Pre-Closing Agreement by LIMCO. Notwithstanding the foregoing, LIMCO is not obligated to defend or indemnify Company to the extent the Claim arises out of the negligence or Bad Conduct of any Company Parties. LIMCO’s obligations under this Section will survive any termination of this Agreement.

5.2.3       Limitation on Indemnities. Before enforcing its rights under Section 5.2.1 or 5.2.2 (as applicable), each Party shall first seek defense and indemnity from any insurer that may provide coverage for the Claim (i.e., under a policy with respect to which that Party is included as an insured or additional insured), regardless of the cause of that Claim, and each Party’s obligations under this Section 5.2 will apply only to the extent that defense and indemnity is not timely provided by any applicable insurer.

5.3             subrogation waiver. LIMCO and Company waive all rights against each other and against each other’s contractors and their subcontractors of every tier and the agents and employees of each of the foregoing, for damages caused by fire or other causes of loss occurring on and after the date on which this Agreement is executed to the extent those damages are covered by property insurance carried by the waiving Party. Neither Party waives any right to recover deductibles or amounts not covered due to deductibles or self-insured retentions.

5.4             Liens. Subject to reimbursement by LIMCO as provided in Section 3.4, and subject to Limoneira making all Capital Contributions and Member Loans as and when required under the Company LLC Agreement, Company shall pay when due all third-party obligations it incurs in connection with its obligations under this Agreement. LIMCO is not responsible for payments to Contractors. Company shall keep the Retained Property, the EA2 Property, the Superpad Project, and funds related to the Superpad Project free from all mechanics’ and materialmen’s liens (including stop payment notices) and all other liens, legal or equitable, arising out of the Superpad Project or the Project, other than liens attributable to LIMCO’s failure to make proper payment as required in this Agreement. If any lien is recorded against the Retained Property or EA2 Property by any Consultant or Contractor, or any of their subconsultants or subcontractors, or any other person claiming by, through, or under Company (other than liens attributable to LIMCO’s failure to make proper payment or Limoneira’s failure to make all Capital Contributions and Member Loans as and when required under the Company LLC Agreement), Company shall discharge or bond over the lien, and cause it to be removed of record, within 30 days after it was recorded. Company’s obligations under this Section will survive final completion of the Superpad Project.

9

5.5             Time.

5.5.1       Time is of the Essence. Subject to Section 5.5.2, time is of the essence with respect to this Agreement.

5.5.2       Force Majeure Extensions. Either Party (for purposes of this Section, the “Non-Performing Party”) will be entitled to an extension of its time-sensitive obligations under this Agreement to the extent the Non-Performing Party’s non-performance of its obligation is due to Force Majeure, on condition that (a) the Non-Performing Party notifies the other Party of the Force Majeure and anticipated delay within 30 days after the Force Majeure event occurs and (b) the Non-Performing Party continues to diligently attempt to overcome the Force Majeure and perform its obligation.

5.5.3       Calendar Days. Except as otherwise provided in this Agreement, the term “day” refers to calendar days.

5.6             Notices.

5.6.1       Formal Communications. Any notice, demand, request or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Party to whom the same is directed, sent by registered or certified mail, return receipt requested, or sent by Federal Express or any other courier service guaranteeing overnight delivery, addressed to the Party at the address appearing below such Party’s name in this Section or by electronic transmission to the electronic mail address set below such Party’s name (followed by notice by mail sent in the manner described above, or by Federal Express or other courier service):

If to LIMCO:
Limoneira
1141 Cummings Road
Santa Paula, California 93060
Attention:	Mr. Harold Edwards
Email:	hedwards@limoneira.com

With a copy to:
Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attention:	Real Estate Notices (KMH/AMP 5735.2)
Email:	realestatenotices@pircher.com
khogaboom@pircher.com

10

If to Company:

Lewis Santa Paula Member, LLC
1156 N. Mountain Avenue
Upland, California 91786
Attention:	John M. Goodman
Email:	john.goodman@lewisop.com

With a copy to:

Lewis Operating Corp.
1156 N. Mountain Avenue
Upland, California 91786
Attention:	W. Bradford Francke, Esq.
Email:	brad.francke@lewisop.com

and to:

Limoneira
1141 Cummings Road
Santa Paula, California 93060
Attention:	Mr. Harold Edwards
Email:	hedwards@limoneira.com

and to:

Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attention:	Real Estate Notices (KMH/MDS 5735.2)
Email:	realestatenotices@pircher.com
khogaboom@pircher.com

or to such other address as each Party may from time to time specify by notice in accordance with this Section. Any such notice shall be deemed to have been delivered, given, and received for all purposes as of the date so delivered, at the applicable address; provided that notices received on a day that is not a Business Day, or after 5:00 p.m. (at the location to which delivery is to be made) on a Business Day shall be deemed received on the next Business Day. Notice to a Party shall not be effective unless and until each required copy of such notice specified in this Section (or as the Parties may from time to time specify by notice in accordance with this Section) is given. The inability to deliver a notice because of a changed address of which no notice was given or an inoperative facsimile number for which no notice was given of a substitute number, or any rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any Party hereto may be given by legal counsel for such Party.

5.6.2       Routine Communications. Notwithstanding Section 5.6.1, the Parties may send routine approvals and other routine communications under this Agreement via email to the representative(s) designated by the other Party to represent it in connection with this Agreement without needing to also send the notice by the other means required in the first sentence of Section 5.6.

11

5.7             Provisions Related to Disputes.

5.7.1       Dispute Resolution Process.

5.7.1.1     Initiating Disputes. Each and every controversy, dispute, or claim between the Parties arising out of or relating to this Agreement or the transactions contemplated hereby (“Dispute”) that is not settled in writing within 30 days after the date (the “Claim Date”) upon which any such Party gives written notice to the other that a Dispute exists, must be submitted for binding adjudication to a reference proceeding in California, without a jury, in accordance with the provisions of Section 638, et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections. The procedures in this Section 5.7.1 constitute the exclusive means for the resolution of any such Dispute, including, without limitation, whether such Dispute is subject to such reference proceedings and regardless of whether such Dispute includes any tort claims.

5.7.1.2     Referee Appointment. The referee must be a retired Judge of the Superior Court in Ventura County (the “Court”) selected by mutual agreement of the parties to the Dispute, and if they cannot so agree within 30 days after the Claim Date, then the referee will be promptly selected by the Presiding Judge of the Court (or his or her representative) and in accordance with CCP §640. The referee will be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party will have one peremptory challenge of a referee selected by the Court pursuant to CCP §170.6. The referee will (a) be requested to set the matter for hearing within 90 days after the referee’s appointment, and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within 30 days after all parties have rested and the case has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive (except as otherwise provided expressly in this Agreement) and judgment thereon must be entered pursuant to CCP §644 in any court in the State of California having jurisdiction.

5.7.1.3     Dispute Resolution. Any party may apply for a reference proceeding by filing a petition for a hearing and/or trial by reference pursuant to CCP §638 at any time after the earlier of (a) 30 days following notice of the Claim Date, or (b) commencement by a Party of a regular (non-reference) legal action involving a Dispute. All discovery permitted herein will be at the discretion of the referee and must be completed no later than 15 days before the first hearing (trial) date established by the referee. The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. Subject to the discretion of the referee, depositions may be taken by either party upon seven days’ written notice, and request for production or inspection of documents must be responded to within 14 days after service. All disputes relating to discovery that cannot be resolved by the parties must be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Court is empowered to issue temporary and/or provisional remedies, as appropriate.

5.7.1.4     Manner of Proceedings. Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties. All other costs shall be divided equally between all of the parties to the proceeding; provided, however, that such costs, along with all other costs and expenses, including, without limitation, attorneys’ fees, shall be subject to award, in full or in part, by the referee, in the referee’s discretion, to the prevailing party. Unless the referee so awards attorneys’ fees, each party will be responsible for such party’s own attorneys’ and expert witness fees and costs.

12

5.7.1.5     Determination of Issues. The referee shall determine all issues in accordance with existing case law and the statutory law of the State of Delaware; provided, however, that the referee shall apply the rules of civil procedure and evidence applicable to proceedings at law in the State of California. The referee will be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue written findings of fact and conclusions of law, a written statement of decision, and a single judgment at the close of the reference proceeding that shall dispose of all of the claims of the parties that are the subject of the reference. The Parties expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The Parties also expressly reserve the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

5.7.2       JURY TRIAL WAIVER. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY DISPUTE IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A REFERENCE PROCEEDING AS PROVIDED ABOVE BUT THIS WAIVER SHALL BE EFFECTIVE EVEN IF, FOR ANY REASON WHATSOEVER, SUCH CLAIM OR CAUSE OF ACTION CANNOT BE TRIED BY SUCH REFERENCE PROCEEDING. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT.

5.7.3       Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid, or unenforceable for any reason, then such illegality, invalidity, or unenforceability will not affect the legality, validity, or enforceability of the remainder of this Agreement.

5.7.4       Governing Law. The laws of the State of Delaware (without reference to the rules regarding conflict or choice of laws of such State) govern the construction and interpretation of this Agreement.

5.7.5       No Waiver. The failure of either Party to seek redress for violation, or to insist upon the strict performance, of any covenant, agreement, provision or condition of this Agreement will not constitute a waiver of the terms of such covenant, agreement, provision or condition at subsequent times, or of the terms of any other covenant, agreement, provision or condition of this Agreement.

5.7.6       Attorneys’ Fees. If any proceeding is commenced by any Party that arises out of, or relates to, this Agreement (including any reference proceeding), the prevailing Party in such proceeding shall be entitled to recover reasonable attorneys’ and expert witness fees and costs. Any judgment or order entered in any legal proceeding shall contain a specific provision providing for the recovery of all costs and expenses of suit including, without limitation, reasonable attorneys’ and expert witness fees, costs and expenses incurred in connection with (a) enforcing, perfecting and executing such judgment; (b) post-judgment motions; (c) contempt proceedings; (d) garnishment, levy, and debtor and third-party examinations; (e) discovery; and (f) bankruptcy litigation.

13

5.8             Interpretational Matters.

5.8.1       Construction. Every covenant, term, and provision of this Agreement is to be construed simply according to its fair meaning and not strictly for or against any Party.

5.8.2       Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all other prior agreements, whether written or oral, between the Parties that relate to the subject matter of this Agreement. No modification of this Agreement be effective unless it is made in a writing executed by the Parties.

5.8.3       Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

5.8.4       Binding Agreement. Subject to the restrictions on transfers set forth herein, this Agreement will inure to the benefit of and be binding upon Company and LIMCO, and their respective successors and assigns. Whenever in this instrument a reference is made to Company or LIMCO, such reference will be deemed to include a reference to that Party’s successors and assigns.

5.9             General Provisions.

5.9.1       Assignment. Company shall not assign any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without LIMCO’s prior approval, and any assignment without LIMCO’s consent will be void. LIMCO shall not assign any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without Company’s prior approval, and any assignment without Company’s consent will be void, except LIMCO may assign this Agreement without Company’s consent to any Affiliate of LIMCO.

5.9.2       Further Instruments. Each Party, upon the request of the other Party, shall perform further reasonable acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

5.9.3       No Joint Venture or Partnership. Company’s relationship to LIMCO under this Agreement is that of an independent contractor. LIMCO and Company are not joint venturers or partners in connection with the undertakings provided in this Agreement.

5.9.4       Execution In Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which may be executed by only one Party, each of which will be enforceable against the Party actually executing such counterpart, and all of which together will constitute one and the same agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically as an attachment to an email will be treated as originals, fully binding and with full legal force and effect, and the Parties waive any rights they may have to object to such treatment.

14

5.9.5       Exhibits. The following exhibits are attached to, and form a part of, this Agreement:

Exhibit A.	Description of the Property
Exhibit B.	Depiction of the Retained Property
Exhibit B-1	Depiction of EA2 Property
Exhibit C.	Reconveyance Escrow Instructions
Exhibit D.	Retained Property Deed
Exhibit E.	Description of Superpad Improvements
Exhibit F.	Title Report
Exhibit G.	Retained Property Reimbursement Schedule
Exhibit H.	EA2 Property Reimbursement Schedule

15

The parties have executed this Agreement as of the date stated at the beginning of this Agreement.

LIMCO:

LIMONEIRA COMPANY,

a Delaware corporation

By: /s/ Joseph D. Rumley

Name: Joseph D. Rumley

Title: Chief Financial Officer

COMPANY:

LIMONEIRA LEWIS COMMUNITY BUILDERS, LLC,

a Delaware limited liability company

By:	Lewis Santa Paula Member, LLC,
a Delaware limited liability company,
its Manager

	By:	Lewis Operating Corp.,
a California corporation,
its Manager

		By:	/s/ John M. Goodman
		Name:	John M. Goodman
		Its:	Senior Vice President